STEINER LEISURE LIMITED
Post Office Box N-9306
Suite 104A
Nassau, The Bahamas

For Release: IMMEDIATELY

Contact:    Leonard I. Fluxman, President and Chief Executive Officer (305) 358-9002, ext. 215

Steiner Leisure Limited Announces Second Quarter 2003 Financial Results

NASSAU, THE BAHAMAS, July 31, 2003 - Steiner Leisure Limited (NASDAQ: STNR) today announced financial results for the second quarter ended June 30, 2003. Included in other income for the second quarter is $400,000 of business interruption insurance proceeds. These proceeds relate to damages incurred by some of our Mandara resort spa properties as a result of a typhoon in Guam in December 2002.

Steiner Leisure's revenues, excluding its discontinued day spa operations, for the second quarter ended June 30, 2003 rose 8.0% to $65.8 million from $60.9 million during the comparable quarter in 2002. Income from continuing operations, excluding discontinued operations and before cumulative effect of a change in accounting principle for the second quarter, was $5.3 million compared with $5.6 million for the same quarter in 2002.

Earnings per share before discontinued operations and cumulative effect of a change in accounting principle for the second quarter ended June 30, 2003 was $0.32 per share, compared with $0.34 per share for the comparable quarter in 2002. The earnings per share data are presented on a diluted basis.

Revenues, excluding our discontinued day spa operations, for the six months ended June 30, 2003 rose 10.3% to $131.0 million from $118.8 million during the comparable six months in 2002. Income from continuing operations, excluding discontinued operations and before cumulative effect of a change in accounting principle for the six months ended June 30, 2003 was $10.5 million compared with $10.9 million for the same six months in 2002.

Earnings per share before discontinued operations and cumulative effect of a change in accounting principle for the six months ended June 30, 2003 was $0.64 per share compared with $0.66 per share for the comparable six months in 2002. The above earnings per share data are presented on a diluted basis.

Leonard I. Fluxman, President and Chief Executive Officer of Steiner Leisure, commented "Although like other segments of the leisure industry, we were negatively impacted by factors outside of our control, such as the war in Iraq and the SARS epidemic, we are pleased with the operating results that our business segments were able to produce."

Steiner Leisure Limited is a worldwide provider of spa services. The Company's operations include spas and salons on 109 cruise ships, and in 58 resort spas and two luxury day spas. Our cruise line and land-based resort customers include Carnival Cruise Line, Celebrity Cruises, Crystal Cruises, Disney Cruises, Holland America Lines, Kerzner International, Marriott, Norwegian Cruise Lines, Park Place Entertainment, Princess Cruises and Royal Caribbean Cruise Lines. Our Elemis Limited subsidiary manufactures its Elemis® brand products for use in our cruise ship and land-based spas. This top quality European line of beauty products is also distributed worldwide to exclusive hotels, salons, health clubs and destination spas. Elemis®, as well as other Steiner private label products, including La Therapie®, Ionithermie, and Steiner Hair Care, are available at www.timetospa.com.

Steiner Leisure also owns and operates three post secondary schools (comprised of a total of eight campuses) located in Miami, Fort Lauderdale, Orlando and Sarasota, Florida; Baltimore, Maryland; York, Pennsylvania and Charlottesville and Winchester, Virginia. Offering degree and non-degree programs in massage therapy and skin care, these schools train and qualify spa professionals for health and beauty positions within the Steiner family of companies or other industry entities.

The Company will be holding a conference call at 11:00 am (EST) on Friday, August 1, 2003. Clive E. Warshaw, Chairman of the Board, and Leonard I. Fluxman, President and Chief Executive Officer, will discuss the contents of this press release.

If you wish to participate in this conference call, please call (952) 556-2807 for domestic and international calls approximately ten minutes before the scheduled time and reference number 202258 and the Chairperson as Clive Warshaw. This call is available for replay from Friday, August 1, 2003 (approximately 3 hours after the call takes place) until Friday, August 9, 2003 at 12:00 pm. You may reach it by dialing (703) 925-2510 for both domestic and international calls. The PIN access code is 202258.

SELECTED FINANCIAL DATA

($ in thousands, except per share data)

(Unaudited)

	Second Quarter Ended		Six Months Ended
	June 30,		June 30,
	2003	2002	2003	2002
Revenues:
Services	$45,897	$42,053	$91,772	$82,024
Products	19,935	18,890	39,225	36,756
Total revenues	65,832	60,943	130,997	118,780

Cost of Sales:
Cost of services	37,350	33,353	74,082	64,555
Cost of products	14,950	14,174	29,418	27,577
Total cost of sales	52,300	47,527	103,500	92,132
Gross profit	13,532	13,416	27,497	26,648

Operating Expenses:
Administrative	3,337	3,039	6,705	6,087
Salary and payroll taxes	4,197	3,421	8,417	6,904
Total operating expenses	7,534	6,460	15,122	12,991
Income from continuing operations	5,998	6,956	12,375	13,657

Other Income (Expense):
Interest expense	(852)	(989)	(1,819)	(1,890)
Equity and minority interest	42	(185)	146	(613)
Other income	412	8	425	85
Total other income (expense)	(398)	(1,166)	(1,248)	(2,418)

Income from continuing operations before provision for income taxes, discontinued operations and cumulative effect of a change in accounting principle	5,600	5,790	11,127	11,239

Provision for income taxes	309	197	642	372

Income from continuing operations before discontinued operations and cumulative effect of a change in accounting principle	5,291	5,593	10,485	10,867

Loss from discontinued operations (which includes loss on disposal in 2003 of $715 and $1,548 for the three and six months ended June 30, 2003, respectively), net of taxes	(1,303)	(2,678)	(3,134)	(5,442)

Cumulative effect of a change in accounting principle, net of taxes	--	--	--	(29,643)

Net income (loss)	$3,988	$2,915	$7,351	$(24,218)

Income (loss) per share-Basic:
Income before discontinued operations and cumulative effect of a change in accounting principle	$0.32	$0.35	$0.64	$0.68
Loss from discontinued operations	(0.08)	(0.17)	(0.19)	(0.33)
Cumulative effect of a change in accounting principle	--	--	--	(1.87)
	$0.24	$0.18	$0.45	$(1.52)

Income (loss) per share-Diluted:
Income before discontinued operations and cumulative effect of a change in accounting principle	$0.32	$0.34	$0.64	$0.66
Loss from discontinued operations	(0.08)	(0.16)	(0.19)	(0.33)
Cumulative effect of a change in accounting principle	--	--	--	(1.80)
	$0.24	$0.18	$0.45	$(1.47)

Weighted average shares outstanding:
Basic	16,393	15,957	16,389	15,886
Diluted	16,503	16,402	16,484	16,435

STATISTICS

	Second Quarter Ended		Six Months Ended
	June 30,		June 30,
	2003	2002	2003	2002

Average number of ships served[1]:	100	98	101	98
Spa	65	58	65	58
Non-Spa	35	40	36	40

Average total number of staff on ships served:	1,282	1,159	1,283	1,152
Spa	1,049	927	1,049	910
Non-Spa	233	232	234	242

Revenue per staff per day[2]:	$379	$393	$380	$390
Spa	$405	$423	$409	$424
Non-Spa	$265	$272	$254	$263

Average weekly revenues:	$34,058	$32,435	$33,800	$32,108
Spa	$45,803	$47,336	$45,872	$46,860
Non-Spa	$12,320	$10,974	$11,667	$11,056

Average number of land-based spas operated[3,4,5]	48	47	48	46

Average weekly land-based spas revenues[5]	$20,093	$18,879	$20,488	$18,430

Total schools revenues[6]	$4,165,000	$4,296,000	$8,335,000	$8,685,000

Total wholesale and retail product revenues	$4,888,000	$3,794,000	$8,884,000	$7,128,000

_____________

1 Average number of ships served reflects the fact that during the period ships were in and out of service and,    accordingly, the number of ships served during the year varied.

2 Revenue includes all sales of services and products on ships. Staff includes all shipboard employees. Per day refers to    each day that a cruise ship is in service.

3 Excludes the effect of eleven land-based resort spas that we operate through a joint venture in which we own a 49%    interest.

4 Average number of land-based day spas operated reflects the fact that during the period spas were opened or closed and, accordingly, the number of spas served during the period varied.

5 Includes resort spas and two spas referred to as "day spas" in prior statistical presentations.

6 Includes $150,000 and $78,000 for the three months ended June 30, 2003 and 2002, respectively, and $315,000 and $190,000 for the six months ended June 30, 2003 and 2002, respectively, relating to the Steiner training school near London, England.